Exhibit 99.01

OGE Energy Corp. names Judy McReynolds to Board of Directors

OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) today announced that Judy R. McReynolds has been appointed to the company's Board of Directors. Ms. McReynolds was elected to a term that will expire at the company's annual shareowners meeting scheduled for May 17, 2012, at which time she will stand for re-election by the company's shareowners.

“Judy, as CEO of a well-respected, publicly traded company, will bring valuable business experience, knowledge and insight to OGE,” said Pete Delaney, chairman and CEO. “The Board of Directors looks forward to working with her as the Company continues to grow and position itself as a leader in the energy industry."

Ms. McReynolds, 49, currently serves as President and Chief Executive Officer of Arkansas Best Corporation, headquartered in Fort Smith, Ark., whose largest subsidiary is ABF Freight System, Inc. She has been a member of Arkansas Best Corporation's board of directors since she was named President and CEO on Jan. 1, 2010. She previously served as senior vice president, CFO and treasurer from 2006 through 2009, and as vice president and controller from 2000 to early 2006.

Ms. McReynolds, a graduate of the University of Oklahoma, serves as a member of the Board of the Westark Area Council of the Boy Scouts of America, the Sparks Health System Board of Trustees, the University of Arkansas Fort Smith Foundation Board, the Dean's Executive Advisory Board of the Sam M. Walton College of Business at the University of Arkansas, the Arkansas Business Hall of Fame Board and Selection Committee, and the American Transportation Research Institute Board. Ms. McReynolds also is a member of the American Trucking Association Board of Directors and the American Trucking Association Executive Committee and serves as Chair of its Audit Committee.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves more than 786,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of OGE Enogex Holdings LLC, a midstream natural gas business with principal operations in Oklahoma.